Exhibit 99.29

Deed of Irrevocable Undertaking

From: PLATINUM HAWK C 2019 RSC Limited

Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, PO BOX 25642, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited (“we, us”, “our”)

To: The Directors

DYUTI PRIVATE HOLDINGS INC. (“WOS”)

Prior to 17 August 2026: One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada

On or after 17 August 2026: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3

MR. SUMANT SINHA (the “Founder”)

1017 B, Aralias

DLF Golf Course Road

Gurgaon -122009

India

11 August 2026

Dear Sirs / Madam,

Proposed acquisition by WOS and the Founder (together, the “Consortium”) of, subject to the Rollover, the entire issued and to be issued share capital of ReNew Energy Global Plc (the “Target”) not held by the Consortium

1.
Proposed Transaction
1.1
In this undertaking all references to:
(a)
the “Acquisition” shall mean the proposed acquisition by WOS of, subject to the Rollover (as defined below), the entire issued and to be issued share capital of the Target which is not held by the Consortium or any Rolling Shareholder (as defined below) (the “Target Shares”):
(i)
to be effected by way of a court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the Companies Act 2006 (the “CA 2006”) but which may ultimately be effected by way of a takeover offer under Part 28 of the CA 2006 (an “Offer”) within the meaning of section 974 of the CA 2006 on the same terms, so far as relevant, as those which would apply to the Scheme, pursuant to which each non-Consortium shareholder of the Target will be entitled to either (i) receive cash consideration for each share of the Target it holds in exchange for transferring its shares to WOS, or (ii) elect to retain its shares in the Target (the “Rollover”, and any such shareholder electing to participate in the Rollover being a “Rolling Shareholder”); and
(ii)
on the terms and conditions set out in the transaction agreement to be entered into between the Consortium and the Target (the “Transaction Agreement”); and

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(b)
the “Reorganisation” shall mean the proposed reorganisation to be undertaken following completion of the Acquisition, pursuant to which all shareholders in the Target (following implementation of the Scheme) will become, to the extent they are not already, shareholders of a subsidiary of the Target, ReNew Private Limited (“ReNew Private”):
(i)
comprising the steps contained in the legal reorganisation steps plan in substantially the form set out in Annex 1 (the “Legal Reorganisation Steps Plan”);
(ii)
to be effected by way of a reorganisation deed or other document governing the implementation of the Reorganisation and the steps contemplated in the Legal Reorganisation Steps Plan to be entered into in connection with the Acquisition between, amongst others, WOS, the Founder, the Target, the Rolling Shareholders and us (the “Reorganisation Deed”); and
(iii)
pursuant to which the parties will enter into a shareholders’ agreement in relation to the Target and ReNew Private, governing the rights and obligations of the parties as shareholders of the Target and, subsequently, ReNew Private following the implementation of, in each case, the Acquisition and Reorganisation, substantially in the form set out in Annex 2 (the “SHA”),

(together, the “Transaction”).

1.2
Certain terms used in this undertaking are defined in Clause 14 below.
2.
Ownership
2.1
We warrant to each member of the Consortium that:
(a)
Schedule 1 to this undertaking contains complete and accurate details of all of the Relevant Securities in which we are interested (“Relevant Securities” having the meaning set out in Clause 14.1(c) below and “interest” having the meaning set out in Clause 14.1(d));
(b)
we do not have an interest in any other shares or securities of the Target other than those set out in Schedule 1 and as described in Clause 14.1(d));
(c)
we are the registered holder and beneficial owner of or are otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of, the Relevant Securities; and
(d)
we have full power and authority to enter into and perform our obligations under this undertaking in accordance with its terms, and are able to transfer (or procure the transfer of) the Relevant Securities free from all liens, charges, options, equities, encumbrances and other third party rights, restrictions and interests of any nature and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid hereafter subject to the matters referred to in the announcement to be made in connection with the Acquisition (the “Announcement”).

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3.
Voting in favour of the Scheme
3.1
Unless and until this undertaking lapses in accordance with Clause 10:
(a)
for as long as the Consortium elects to implement the Acquisition by way of the Scheme, we irrevocably undertake to each member of the Consortium to exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Relevant Securities at:
(i)
any meeting of the Target’s shareholders convened by order of the Court (including any adjournment thereof) in connection with the Scheme (the “Court Meeting”); and
(ii)
any general meeting of the Target (including any adjournment thereof) directly in connection with the Scheme (the “GM”),

in favour of the Scheme and the Transaction, including any resolutions required to give effect to the Scheme and the Transaction (the “Resolutions”) as set out in the notices of meeting in the circular to be sent to shareholders of the Target containing an explanatory statement in respect of the Scheme (the “Scheme Document”) and against any resolution to adjourn the Court Meeting or the GM or to amend the Scheme or which, if passed, is likely to result in any condition of the Scheme not being fulfilled or which is likely to impede or frustrate the Scheme in any way or prevent the Scheme from becoming effective;

(b)
we undertake to each member of the Consortium to exercise, or procure the registered holder to exercise, all rights attaching to the Relevant Securities to requisition or join in the requisitioning of any general meeting of the Target for the purposes of voting on any resolution referred to under Clause 3.1(a) above, or to require the Target to give notice of any meeting, in accordance with WOS’s instructions; and
(c)
without prejudice to Clause 3.1(a), we shall, after the posting of the Scheme Document to the Target’s shareholders, and without prejudice to our right to attend and vote in person at the Court Meeting and the GM:
(i)
return, or procure the return of, the signed forms of proxy enclosed with the Scheme Document, (completed, signed and voting in favour of the Scheme and the Resolutions), in accordance with the instructions printed on the forms of proxy as soon as possible and in any event within seven Business Days after the date of posting of the Scheme Document; and
(ii)
not revoke or withdraw the forms of proxy once they have been returned in accordance with Clause 3.1(c)(i).
3.2
In the event that we acquire any interest in Relevant Securities after the date of this undertaking, the obligations in Clause 3.1 shall apply in relation to those securities save that the obligation in Clause 3.1(c)(ii) shall apply from the date of acquisition by us of such Relevant Securities.
4.
Offer
4.1
We acknowledge that the Consortium has reserved the right to implement the Acquisition by way of an Offer with the consent of the Target.
4.2
Unless and until the obligations under this undertaking lapse in accordance with Clause 10, in the event that the Acquisition is implemented by way of an Offer, we confirm and agree that

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this undertaking shall continue to be binding in respect of the Relevant Securities and all references to the Scheme shall, where the context permits, be read as references to the Offer.
4.3
In particular, if the Acquisition is implemented by way of an Offer, references in this undertaking to:
(a)
voting (or procuring the voting) in favour of the Scheme and the resolutions to be proposed at the Court and/or shareholder meetings in person or by proxy shall be read and construed as accepting the Offer, which acceptances in such circumstances shall be tendered as soon as possible and in any event by no later than 3:00 pm (London time) on the fifth Business Day after despatch to Target shareholders of the formal document containing the full terms and conditions of the Offer (the “Offer Document”) and not withdrawing, or procuring the withdrawal of acceptances in respect of the Relevant Securities; and
(b)
the Scheme becoming effective shall be read as references to the Offer becoming unconditional; and
(c)
the Scheme lapsing or being withdrawn shall be read as reference to the withdrawal, closing or lapsing of the Offer; and
(d)
the Scheme Document shall be read as references to the Offer Document.
5.
Dealings in Relevant Securities

We undertake to each member of the Consortium that we will not, other than in favour of WOS, Canada Pension Plan Investment Board (“CPPIB”) or any of their respective wholly-owned subsidiaries or Affiliates, pursuant to the Scheme or Offer itself, prior to (i) the withdrawal or lapsing of the Scheme in accordance with the terms of the Transaction Agreement; or (ii) the termination of the Transaction Agreement (whichever is earlier) without the written consent of WOS:

(a)
sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Relevant Securities or interest in any Relevant Securities except pursuant to the Transaction, or accept any other offer in respect of all or any Relevant Securities;
(b)
purchase or otherwise acquire (or encourage any other person to so deal in, purchase or acquire other than in accordance with the terms of the Transaction) any other securities in the Target or any interest therein or rights to acquire or subscribe for securities in the Target (including any options or derivatives), other than to the extent that they will become Relevant Securities in accordance with the terms of this undertaking;
(c)
enter into any undertaking or agreement with any third party relating to any Relevant Securities or any interest in them, including (without limitation) any agreement that could prevent us from complying with our obligations under paragraph 6 below;
(d)
restrict, constrain or remove our ability to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of, the Relevant Securities, whether conditionally or unconditionally; or
(e)
other than pursuant to the Transaction, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:
(i)
to do all or any of the acts referred to in paragraphs (a) to (d) (inclusive) above; or

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(ii)
which would or might restrict or impede us voting in favour of the Scheme or accepting the Offer, or be otherwise prejudicial to, the Transaction in respect of the Relevant Securities,

and for the avoidance of doubt, references in this Clause 5 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions, or which is to take effect upon or following withdrawal or lapsing of the Scheme and/or the termination of the Transaction Agreement, or upon or following this undertaking ceasing to be binding, or upon or following any other event.

6.
Electing to participate in the Rollover
6.1
Unless and until this undertaking lapses in accordance with Clause 10, we irrevocably undertake (whether the Acquisition is implemented by way of a Scheme or an Offer) to each member of the Consortium to:
(a)
validly elect to participate in the Rollover in respect of all of the Relevant Securities, including by duly completing, signing and delivering to the Consortium a written notice, in the form to be set out in the Scheme Document (a “Rollover Election Notice”) stating such election, provided that the Rollover Election Notice is received by the Consortium no later than five Business Days prior to the Court Meeting (the “Rollover Election Deadline”); and
(b)
subject to the terms of the Scheme, not revoke, withdraw, vary or amend such election without the prior written consent of the Consortium.
7.
The Reorganisation
7.1
Unless and until this undertaking lapses in accordance with Clause 10, we irrevocably undertake to each member of the Consortium to:
(a)
use reasonable endeavours to procure (to the extent possible using the shareholder or contractual rights, or other legal rights, available to us and provided that we shall not have to incur unreasonable costs) that any lawful action which is necessary or desirable to give effect to the following steps in the Legal Reorganisation Steps Plan (which are to occur prior to entry into the Reorganisation Deed):
(i)
the variation of the Class C shares of the Target to have the same or substantially equivalent rights to the Class A shares of the Target;
(ii)
the variation of the articles of association of the Target to permit non-pro rata distribution to facilitate the distributions contemplated by step 7(c) of the Legal Reorganisation Steps Plan;
(iii)
the variation of the articles of association of the Target to permit the implementation of the “Appointer Structure” for compliance with the rule under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190 that CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation; and
(iv)
the re-registration of the Target as a private company,

including the provision of any information, the execution of any document, voting in favour of any shareholder resolutions and/or board resolutions, or giving any consents to the holding of general meetings or board meetings on

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shorter notice, in relation to the matters listed at limbs (i) to (iv) shall be so taken by us as required;

(b)
enter into each of the SHA and the Reorganisation Deed;
(c)
prepare, submit, file, publish, execute and/or deliver any document, filing, application, notification, submission or other instrument (as applicable) as may be necessary or desirable pursuant to or in connection with the implementation of the steps contemplated in the Legal Reorganisation Steps Plan prior to entry into the Reorganisation Deed, as listed in clause 7.1(a)(i) to 7.1(a)(iv) (inclusive) (including in each case any deed of adherence or accession thereto); and
(d)
cooperate reasonably with each member of the Consortium in connection with obtaining any authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions, approvals, waivers, determinations and/or comfort letters that are required to be obtained, all applications, filings, notifications and submissions that are required to be made and all waiting periods that are required to have expired, from or under any of the laws or any of the practices applied by any governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust, competition, trade or merger control authority, any sectoral ministry or regulator and any foreign investment review body) in any jurisdiction (each, a "Relevant Authority") that are necessary to satisfy any regulatory condition to the Transaction (each, a "Clearance"), including by:
(i)
providing, in a timely manner, such information (that is in our or our affiliates’ possession or control and that we are legally permitted to disclose) and such assistance within our control as may be reasonably required for the purposes of preparing and making any filings, notifications or submissions to any Relevant Authority as are necessary in connection with obtaining any Clearance, taking into account all applicable waiting periods;
(ii)
promptly making any filings, notifications or submissions (including draft filings, notifications or submissions where applicable) that we are required to make to any governmental or regulatory authority in connection with the Transaction, the Reorganisation or the Rollover;
(iii)
promptly providing to each member of the Consortium copies of any material correspondence and summaries of material communications received by us from any Relevant Authority in connection with any Clearance;
(iv)
where reasonably requested by each member of the Consortium, making available appropriate representatives for meetings, hearings and calls with any Relevant Authority in connection with the obtaining of any Clearance (save to the extent where confidential information relating to us and our affiliates are discussed at the meetings, hearings and calls); and
(v)
not knowingly taking, or agree or commit to take any voluntary action, or entering into any agreement for, or completing, any acquisition or other transaction which would, or would be reasonably likely to, have the effect of materially delaying, impeding or preventing satisfaction of any regulatory condition to the Transaction or completion of the Transaction, provided that (a) this paragraph shall apply only to actions within our control and in our capacity as holder of the Relevant

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Securities or prospective Rolling Shareholder, and (b) any omission shall only be relevant to the extent it is a deliberate failure by us to take an action expressly required of us under paragraphs (i) to (iv) above, provided in each case that:

(vi)
nothing in this Clause (d) shall require us, the Abu Dhabi Investment Authority (ADIA), or any of our or their affiliates, the Government of Abu Dhabi or any entity directly or indirectly owned by the Government of Abu Dhabi to disclose or provide, or procure the disclosure or procure the disclosure or provision of, to any person (including, for the avoidance of doubt any Relevant Authority) any non-public information (including any non-public financial information): (a) relating to ADIA, its affiliates, any of its direct or indirect shareholders or ultimate beneficial owners, or any current or former directors or officers of any of the foregoing, or (b) in respect of the current or former directors or officers of, or any investments held by, any other entity (other than ADIA and its subsidiaries) ultimately owned by the Government of the Emirate of Abu Dhabi, if such information exceeds the scope and type of information that we or ADIA have previously provided to such Relevant Authority in connection with obtaining regulatory approvals for a transaction similar in nature to the transactions contemplated by the Transaction Agreement;
(vii)
any cooperation and provision of information, access or assistance pursuant to this Clause (d) shall be conducted in a manner reasonably designed to preserve applicable legal professional privilege and to limit the exchange of any commercially or competitively sensitive information, which may (without limitation) include sharing information on a ‘counsel-to-counsel’ basis; and
(viii)
nothing in this undertaking shall require us to accept or agree to any remedy proposed by a Relevant Authority, in connection with the Transaction.
8.
Shareholder Actions
8.1
Prior to: (i) the withdrawal or lapsing of the Scheme; or (ii) the termination of the Transaction Agreement (whichever is earlier), we will not, in any capacity as a shareholder, without the consent of WOS, requisition solely or jointly, any general or class meeting of the Target.
8.2
Prior to: (i) the withdrawal or lapsing of the Scheme; or (ii) the termination of the Transaction Agreement (whichever is earlier), we will exercise or procure the exercise, by proxy or in person, of the votes attaching to the Relevant Securities in respect of any resolution proposed at any general or class meeting of the Target, or at any adjournment thereof (a “Relevant Resolution”):
(a)
in favour of any such resolution the passing of which is necessary to fulfil any condition of the Scheme;
(b)
against any such resolution whose passing is required in connection with any offer for Target securities that is made by a person other than the Consortium, CPPIB or any of their respective wholly-owned subsidiaries or Affiliates; and
(c)
against any such resolution which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way.

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We acknowledge and accept that any resolution to adjourn a general or class meeting of the Target whose business includes the consideration of a Relevant Resolution, and a resolution to amend a Relevant Resolution, is also a Relevant Resolution.

9.
Disclosure
9.1
We consent to the issue of the Announcement.
9.2
We understand and accept that, if the Acquisition is made, this undertaking, the SHA and the Reorganisation Deed will be made available for inspection during the Scheme and that particulars of it will be contained in the Scheme Document.
9.3
We undertake to provide to WOS on written request within a reasonable period all such further information at our disposal in relation to our interests, and those of any person connected with us, in securities of the Target as WOS may reasonably require in order to comply with any legal or regulatory requirements for inclusion in the Scheme Document (or any other document reasonably required in connection with the Scheme), and we will notify WOS in writing of any material change in the accuracy or import of any information previously supplied to WOS by us as soon as reasonably practicable.
10.
Lapse of Undertaking
10.1
Notwithstanding any other provision of this undertaking, all our obligations under this undertaking shall lapse and shall cease to have any effect if:
(a)
the Transaction Agreement has not been executed by all parties thereto on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target and the Consortium may agree in writing;
(b)
the Announcement, substantially in the form set out in Annex 3, has not been made on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target and the Consortium may agree in writing;
(c)
the Transaction Agreement is terminated by any party thereto prior to the completion of the Scheme or Offer;
(d)
the Consortium announces that it does not intend to make or proceed with the Transaction either on the terms set out in the Transaction Agreement and the Announcement or at all;
(e)
the Scheme lapses or is withdrawn provided that this Clause 10.1(e) shall not apply where the Scheme is withdrawn or lapses solely as a result of the Consortium exercising its right to implement the Acquisition by way of an Offer rather than a Scheme;
(f)
the Scheme has not become effective by 5:30 pm (London time) on the later of (i) 31 March 2027 and (ii) 95 days following the publication of the Scheme Document, or such later time or date as we, the Target and the Consortium may agree; or
(g)
any competing offer for the entire issued and to be issued share capital of the Target is declared unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.
10.2
If this undertaking lapses, we shall have no claim against each member of the Consortium and each member of the Consortium shall have no claim against us, including in relation to any prior breach(es).

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10.3
If this undertaking lapses, Clause 10.2, Clauses 13.5 to 13.7 and Clause 14 shall continue in effect.
11.
Power of Attorney
11.1
We hereby irrevocably and by way of security for the performance of our obligations set out in this undertaking appoint WOS and any director and/or authorised representative of WOS severally to be our attorney to:
(a)
execute as a deed and deliver on our behalf forms of proxy to be issued with the Scheme Document in respect of the Relevant Securities;
(b)
sign, execute and deliver:
(i)
any documents (including without limitation any indemnity in a customary form in respect of any lost or missing share certificates), as may be necessary for or incidental to the voting in favour of the Scheme in respect of the Relevant Securities, and/or for giving full effect to this undertaking; and
(ii)
the SHA and the Reorganisation Deed (including in each case any deed of adherence or accession thereto); and
(c)
to do all acts and things as may be necessary for or incidental to the voting in favour of the Scheme and the Resolutions in respect of the Relevant Securities, the implementation of the steps contemplated in the Legal Reorganisation Steps Plan prior to entry into the Reorganisation Deed, as listed in clause 7.1(a)(i) to 7.1(a)(iv) (inclusive) and/or for giving full effect to this undertaking.

We agree this appointment is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this undertaking lapses in accordance with Clause 10 (at which point this power of attorney shall be automatically revoked without further action by us).

12.
Confidentiality

We understand that the information you have given to us in relation to the Transaction must be kept confidential in accordance with applicable law until the Announcement is released or the information has otherwise become publicly available. Before this time, we will not, on the basis of this information, enter into a transaction, place an order to trade, cancel or amend an order which has already been made or engage in any other activity or behaviour which would amount to market manipulation and agree to comply with the insider dealing provisions set out in and in Part V of the Criminal Justice Act 1993 (as amended).

13.
General
13.1
Without prejudice to Clauses 10.1(a) and/or 10.1(b), we acknowledge and accept that nothing in this undertaking obliges the Consortium to announce or make the Acquisition or undertake the Transaction.
13.2
We acknowledge and accept that time shall be of the essence as regards any time, date or period mentioned in this undertaking or extended by mutual agreement.
13.3
With regard to any of the Relevant Securities not registered in our name, we will give the registered holder(s) of those Relevant Securities instructions to, and we will procure that such registered holders act in accordance with the terms of this undertaking.

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13.4
We confirm that we fully understand our obligations hereunder and the consequences of entering into those obligations. We understand and agree that, if we fail to vote in favour of the Scheme, participate in and implement the Reorganisation, enter into the SHA and/or the Reorganisation Deed and/or any other document deemed necessary or desirable in accordance with our obligations in this undertaking, or if we are otherwise in breach of those obligations, an order of specific performance may be the only adequate remedy.
13.5
Nothing in this undertaking is intended to confer on any person any right to enforce any term of this undertaking which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.
13.6
This undertaking and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.
13.7
The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this undertaking (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this undertaking) and we irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in relation to this undertaking.
14.
Interpretation
14.1
In this undertaking:
(a)
references to “Business Days” means a day, other than a Saturday, Sunday or public holiday when banks are open for business in London;
(b)
the expressions “the Scheme”, “the Offer” and “the Acquisition” shall be construed mutatis mutandis as including any amended, revised, extended, improved, increased, additional or other offer or offers made, or scheme or schemes proposed, by or on behalf of WOS for, or in relation to, the securities of the Target, provided that, in relation to any such offer, the terms of such offer(s) are, in the opinion of both (i) the Consortium’s and Target’s financial advisers; and (ii) the special committee comprising all independent directors of the Target established by the Target’s board of directors for the purposes of considering, negotiating and implementing the Acquisition, at least as favourable to shareholders of the Target as the terms set out in the Announcement;
(c)
“Relevant Securities” means all Target shares and securities in which we are interested and including any other securities in Target issued after the date hereof and attributable to or derived from such securities;
(d)
an “interest” in shares or securities has the same meaning in this undertaking as it does for the purposes of section 820 and sections 822-825 of the CA 2006;
(e)
references to “Affiliates” means, in relation to any person (the relevant person), (i) any person Controlled by the relevant person (whether directly or indirectly); (ii) any person Controlling (directly or indirectly) the relevant person; (iii) any person Controlled (whether directly or indirectly) by any person Controlling the relevant person, but in respect of CPPIB and WOS and/or its other Affiliates, shall exclude the members of the CPPIB or WOS group and any and all of their respective portfolio companies which are not 100 per cent owned and Controlled by them.
(f)
references to “Control” means, in relation to any person (being the Controlled Person), being (i) entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership,

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of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or (ii) entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of: (1) directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters; (2) any managing member of such Controlled Person; (3) in the case of a limited partnership, its general partner; and/or (4) in the case of a trust, its trustee and/or manager;
(g)
references to “the period of the Scheme” are references to the period commencing on the date of this undertaking and continuing thereafter unless and until the Scheme becomes effective, lapses or is withdrawn; and
(h)
any reference to a time, date or period is a reference to London time.
14.2
The headings and sub-headings in this undertaking are for convenience only and shall not affect its interpretation.
14.3
Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered and takes effect on the date first above written on page 1.

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Schedule 1

Interests in Target

Our “interests” in the Target on the date of this undertaking are as follows:

(1) Shares

Number of Relevant Securities	Class	Registered holder	Beneficial owner	Where we are not the registered holder or beneficial owner, the nature of our interest (e.g. discretionary fund or investment manager)
58,170,916	A Ordinary	Platinum Cactus A 2019 Trust, through its trustee Platinum Hawk C 2019 RSC Limited	Abu Dhabi Investment Authority

The A Ordinary shares are directly held by Platinum Cactus A 2019 Trust. The Abu Dhabi Investment Authority is the ultimate beneficial owner. Platinum Hawk C 2019 RSC Limited acts as the trustee of Platinum Cactus A 2019 Trust and is an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority.

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EXECUTED as a deed by PLATINUM CACTUS A 2019 TRUST, acting by its trustee, PLATINUM HAWK C 2019 RSC LIMITED _Suhail Al Dhaheri______________________ and _Mujeeb Ur Rehman Qazi________________	/s/Suhail Al Dhaheri /s/Mujeeb Ur Rehman Qazi

Annex 1

Legal Reorganisation Steps Plan

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Annex 2

Form of SHA

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Annex 3

Announcement

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